                                                                  EXHIBIT (5)(a)

                                   AGREEMENT

     AGREEMENT made this 24th day of March, 1975, by and between CONTINENTAL ASSURANCE COMPANY SEPARATE ACCOUNT (B) (the "Separate Account") and CONTINENTAL ASSURANCE COMPANY (the "Company").

     1. The Company may be considered to be a statutory underwriter within the meaning of Section 2(11) of the Securities Act of 1933 and principal underwriter under Section 2(a)(28) of the Investment Company Act of 1940. The Company and the Separate Account are, therefore, entering into this Agreement to meet the requirements of Section 15(b) of the Investment Company Act of 1940. The Company agrees to aid the Separate Account in the offering of its Investment Units. The Company will receive such underwriting commissions for this activity as may be stated from time to time in the Separate Account's then current prospectus.

     2. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by the vote of a majority of the members of the Committee of the Separate Account, who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for such purpose.

     This Agreement shall continue in force for one year from the date hereof and indefinitely thereafter, but only so long as the continuance after such year shall be specifically approved at least annually by the vote of a majority of the members of the Committee of the Separate Account who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

     This Agreement shall terminate automatically in the event of its assignment.

     IN WITNESS WHEREOF, the Separate Account and the Company have caused this Agreement to be duly executed the day and year above written.

                                           CONTINENTAL ASSURANCE COMPANY
                                           SEPARATE ACCOUNT (B)


                                           By: /s/ R. GILLESPIE
                                              ----------------------------
                                              Chairman


                                           CONTINENTAL ASSURANCE COMPANY


ATTEST: /s/ THOMAS R. IGLESKI              By: /s/ DAVID D. BURCH
       ------------------------------         ----------------------------
       Secretary                              Senior Vice President